Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 29, 2010, relating to the consolidated financial statements of Points International Ltd. (which report expresses an unqualified opinion and includes a separate report titled Comments By Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference) and the effectiveness of Points International Ltd.’s internal control over financial reporting appearing in the Annual Report on Form 20-F of Points International Ltd. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
March 14, 2011